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Corporate Trust Services

MAC R1204-010

9062 Old Annapolis Road

Columbia, MD 21045

Telephone: 410 884 2000

Fax: 410 715 2380

Annual Statement of Compliance

Per the applicable Servicing Agreement for the transaction listed on Schedule I hereto, the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., in its applicable capacity as listed on Schedule I ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2019 (the "Reporting Period"):

(a)      A review of Wells Fargo’s activities during the Reporting Period and of its performance under the applicable Servicing Agreement has been made under such officer’s supervision; and

(b)     To the best of such officer’s knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period, except as noted in Schedule I.

February 12, 2020

/s/ Brian Smith

Brian Smith

Vice President

/s/ Patti Spencer

Patti Spencer

Assistant Secretary

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Schedule I:

Transaction	Servicing Agreement	Servicing Agreement Date	Wells Fargo Capacity(ies)
Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass- Through Certificates, Series 2013-C12	Pooling and Servicing Agreement	03/01/2013	Certificate Administrator

Material Instance(s) of Non-Compliance

List of exemptions for Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass- Through Certificates, Series 2013-C12:

On November 18, 2019, Wells Fargo made a distribution (the "November Distribution") to the holders of the certificates of the Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2013-C12. The November Distribution contained a payment error that resulted in the underpayment to one CUSIP totaling approximately $49,400. The payment error resulted from an administrative error during a DWAC processing. The impact of this error was limited to the November Distribution.

On December 9, 2019, the November Distribution was revised to correct the payment error, whereby funds were distributed to the underpaid CUSIP. To prevent further similar payment errors, Wells Fargo has incorporated additional control procedures.